Investor Contact:	Media Contact:
Antonella Franzen	Stephen Wasdick
1-609-720-4665	1-609-806-2262
afranzen@tyco.com	swasdick@tyco.com

Ryan Edelman
1-609-720-4545
redelman@tyco.com

FOR IMMEDIATE RELEASE

Tyco International Announces Redemption Prices for 2019 and 2021 Notes
CORK, Ireland, Oct. 9, 2015 /PR Newswire/ - Tyco International plc (“Tyco”) (NYSE:TYC) today announced the redemption price for each of the 7.000% Notes due 2019 (CUSIP Nos. 902151AC3 and 902151AB5) (“2019 Notes”) and 6.875% Notes due 2021 (CUSIP No. 902151AA7) (“2021 Notes” and, together with the 2019 Notes, the “Notes”) issued by its subsidiary, Tyco International Finance S.A. (“TIFSA”). The previously announced optional redemption by TIFSA of all of the outstanding Notes will be completed on Oct. 14, 2015 (“Redemption Date”).
The redemption price for:

•	the 2019 Notes is 122.46% of the principal amount redeemed, plus accrued and unpaid interest thereon up to, but excluding, the Redemption Date; and

•	the 2021 Notes is 125.57% of the principal amount redeemed, plus accrued and unpaid interest thereon up to, but excluding, the Redemption Date.

ABOUT TYCO
Tyco (NYSE: TYC) is the world's largest pure-play fire protection and security company. Tyco provides more than three million customers around the globe with the latest fire protection and security products and services. A company with $10+ billion in annual revenue, Tyco has over 57,000 employees in more than 900 locations across 50 countries serving various end markets, including commercial, institutional, governmental, retail, industrial, energy, residential and small business. For more information, visit www.tyco.com.

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